Filed Pursuant to Rule 433

Registration Statement No. 333-260330

Issuer Free Writing Prospectus dated April 19, 2022

Relating to Preliminary Prospectus Supplement Dated April 18, 2022

(the “Preliminary Prospectus Supplement”)

TSMC Arizona Corporation (the “Issuer”)

Taiwan Semiconductor Manufacturing Company Limited (the “Guarantor”)

Pricing Term Sheets

US$1,000,000,000 3.875% Notes Due 2027 (the “2027 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$1,000,000,000 aggregate principal amount 3.875% Notes due 2027

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	April 22, 2027

ISSUE DATE:	April 22, 2022

TRADE DATE:	April 19, 2022

SETTLEMENT DATE:	April 22, 2022, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	3.875% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 22 and October 22 of each year, commencing on October 22, 2022

INTEREST RECORD DATES:	April 7 and October 7 of each year

ISSUE PRICE:	99.829%

GROSS PROCEEDS:	US$998,290,000

NET PROCEEDS:	US$996,078,571

YIELD TO MATURITY:	3.913%

SPREAD TO BENCHMARK TREASURY:	+100 basis points

BENCHMARK TREASURY:	Treasury Rate 2.500% due March 31, 2027

BENCHMARK TREASURY YIELD:	2.913%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to March 22, 2027 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AF8

ISIN:	US872898AF83

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

*****

US$500,000,000 4.125% Notes Due 2029 (the “2029 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$500,000,000 aggregate principal amount 4.125% Notes due 2029

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	April 22, 2029

ISSUE DATE:	April 22, 2022

TRADE DATE:	April 19, 2022

SETTLEMENT DATE:	April 22, 2022, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	4.125% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 22 and October 22 of each year, commencing on October 22, 2022

INTEREST RECORD DATES:	April 7 and October 7 of each year

ISSUE PRICE:	99.843%

GROSS PROCEEDS:	US$499,215,000

NET PROCEEDS:	US$498,109,286

YIELD TO MATURITY:	4.151%

SPREAD TO BENCHMARK TREASURY:	+120 basis points

BENCHMARK TREASURY:	Treasury Rate 2.375% due March 31, 2029

BENCHMARK TREASURY YIELD:	2.951%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to February 22, 2029 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AG6

ISIN:	US872898AG66

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

*****

US$1,000,000,000 4.250% Notes Due 2032 (the “2032 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$1,000,000,000 aggregate principal amount 4.250% Notes due 2032

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	April 22, 2032

ISSUE DATE:	April 22, 2022

TRADE DATE:	April 19, 2022

SETTLEMENT DATE:	April 22, 2022, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	4.250% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 22 and October 22 of each year, commencing on October 22, 2022

INTEREST RECORD DATES:	April 7 and October 7 of each year

ISSUE PRICE:	99.742%

GROSS PROCEEDS:	US$997,420,000

NET PROCEEDS:	US$995,208,571

YIELD TO MATURITY:	4.282%

SPREAD TO BENCHMARK TREASURY:	+135 basis points

BENCHMARK TREASURY:	Treasury Rate 1.875% due February 15, 2032

BENCHMARK TREASURY YIELD:	2.932%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to January 22, 2032 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AH4

ISIN:	US872898AH40

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

*****

US$1,000,000,000 4.500% Notes Due 2052 (the “2052 Notes”)

ISSUER:	TSMC Arizona Corporation

GUARANTOR:	Taiwan Semiconductor Manufacturing Company Limited

SECURITY DESCRIPTION:	US$1,000,000,000 aggregate principal amount 4.500% Notes due 2052

EXPECTED SECURITIES RATINGS*:	Moody’s: Aa3 / S&P: AA-

DISTRIBUTION:	SEC registered

MATURITY DATE:	April 22, 2052

ISSUE DATE:	April 22, 2022

TRADE DATE:	April 19, 2022

SETTLEMENT DATE:	April 22, 2022, which will be the 3rd business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next succeeding business day, because the Notes will initially settle in T+3, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

INTEREST RATE:	4.500% per annum (payable semi-annually in arrears)

INTEREST PAYMENT DATES:	April 22 and October 22 of each year, commencing on October 22, 2022

INTEREST RECORD DATES:	April 7 and October 7 of each year

ISSUE PRICE:	99.771%

GROSS PROCEEDS:	US$997,710,000

NET PROCEEDS:	US$994,498,572

YIELD TO MATURITY:	4.514%

SPREAD TO BENCHMARK TREASURY:	+150 basis points

BENCHMARK TREASURY:	Treasury Rate 1.875% due November 15, 2051

BENCHMARK TREASURY YIELD:	3.014%

OPTIONAL REDEMPTION:

At any time, in whole or in part, prior to October 22, 2051 (the “Applicable Par Call Date”), at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker (as defined in the Preliminary Prospectus Supplement) based on the Reference Treasury Dealer Quotations (as defined in the Preliminary Prospectus Supplement), of the present values of the Remaining Scheduled Payments (as defined in the Preliminary Prospectus Supplement), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

At any time, in whole or in part, on or after the Applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes.

TAX REDEMPTION:	At any time, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but not including, the date fixed for redemption if the Issuer or the Guarantor, as applicable, has or will become obliged to pay Additional Amounts (as defined in the Preliminary Prospectus Supplement) in respect of any Taxes (as defined in the Preliminary Prospectus Supplement) in respect of any payments under the Notes or the related Guarantees.

CUSIP:	872898 AJ0

ISIN:	US872898AJ06

DENOMINATION:	US$200,000/US$1,000

LISTING:	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000.

*****

Unless the context requires otherwise, all references to the “Notes” herein and in the Preliminary Prospectus Supplement are to the 2027 Notes, the 2029 Notes, the 2032 Notes and the 2052 Notes, collectively, and capitalized terms used but not defined herein shall have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC, including documents incorporated by reference therein, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Goldman Sachs & Co. LLC toll free at 1-866-471-2526.

This document is not an offer to sell or a solicitation of an offer to buy the Notes or the Guarantees.

*	A securities rating does not constitute a recommendation to purchase, hold or sell securities and may be subject to revision or withdrawal at any time